Exhibit 10.2

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”), dated as of October 31, 2018, is made and entered into by and among Bunge Limited, a Bermuda exempted company (the “Company”), D. E. Shaw Valence Portfolios, L.L.C., a Delaware limited liability company, and D. E. Shaw Oculus Portfolios, L.L.C., a Delaware limited liability company (such limited liability companies collectively, the “D. E. Shaw Parties”).

WHEREAS, the Company and the D. E. Shaw Parties have engaged in discussions regarding the Company’s board composition and its business, financial performance and strategic plans;

WHEREAS, as of the date hereof, the D. E. Shaw Parties are shareholders of the Company;

WHEREAS, the Company and the D. E. Shaw Parties believe that the best interests of the Company and its shareholders (including the D. E. Shaw Parties) would be served at this time by, among other things, agreeing to appoint, subject to the terms and conditions herein, Paul Fribourg (“Mr. Fribourg”), Gregory Heckman (“Mr. Heckman”) and Henry W. “Jay” Winship (“Mr. Winship”) (collectively, the “New Directors”, and each, a “New Director”) as directors to the Company’s Board of Directors (the “Board”), and by the Company and the D. E. Shaw Parties agreeing to the other covenants and agreements contained herein; and

WHEREAS, the Company, Continental Grain Company, a Delaware corporation (“CGC”), and Mr. Fribourg are entering into a separate Cooperation Agreement concurrently with the execution and delivery of this Agreement (the “CGC Cooperation Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          Board and Committee Matters.

(a)          Board Matters.  Prior to the date hereof, (i) the Corporate Governance and Nominations Committee of the Board (the “Nominating Committee”) has reviewed and approved the qualifications of each New Director to serve as a member of the Board and (ii) the Board has confirmed that each New Director (other than Mr. Fribourg) is “independent” as defined by Section 303A.02 of the New York Stock Exchange’s Listed Company Manual (the “NYSE Manual”).  Prior to the execution and delivery of this Agreement, the Board and all applicable committees of the Board took all necessary actions to, effective as of the execution and delivery of this Agreement and the CGC Cooperation Agreement by all of the parties hereto and thereto, increase the size of the Board’s membership by three (3) and appoint each of the New Directors as a director of the Company with a term expiring at the 2019 annual general meeting of shareholders of the Company (the “2019 AGM”) (which appointments shall be effective immediately upon execution and delivery of this Agreement and the CGC Cooperation Agreement by all of the parties hereto and thereto).

Subject to the remaining terms of this Agreement, the Company shall include each New Director (or any Replacement or CGC Replacement pursuant to Section 1(d) or Section 1(e), respectively) on its slate of nominees for election of directors at the 2019 AGM with a term expiring at the 2020 annual general meeting of shareholders of the Company (the “2020 AGM”).

The Company, the D. E. Shaw Parties and CGC shall cooperate in good faith to agree as promptly as practicable upon one (1) additional director to be appointed to the Board from a list of four (4) candidates (the “Candidate List”), two (2) of whom have been jointly designated by the D. E. Shaw Parties and CGC and disclosed to the Company’s counsel by the D. E. Shaw Parties’ counsel on October 29, 2018 at 5:38 p.m., New York City time, in an e-mail with the subject line “Director Candidate List” and two (2) of whom shall be designated by the Company and disclosed to the D. E. Shaw Parties and CGC not later than November 30, 2018, and all of whom shall be independent of each of the Company, CGC, the D. E. Shaw Parties and their respective Affiliates and Associates, including qualifying as an independent director under Section 303A.02 of the NYSE Manual.  In the event that the parties agree on one (1) additional director to be appointed to the Board (the “Mutually Agreed Independent Director”), the Board shall promptly take all necessary actions to increase the size of the Board’s membership by one (1) and appoint such candidate as a director of the Company with a term expiring at the 2019 AGM.  In the event that the parties do not agree on a Mutually Agreed Independent Director by December 20, 2018, then (i) the D. E. Shaw Parties and CGC shall jointly designate one (1) candidate from the Candidate List (the “Additional Investors Independent Director”) and the Board shall promptly take all necessary actions to increase the size of the Board’s membership by one (1) and appoint the Additional Investors Independent Director as a director of the Company with a term expiring at the 2019 AGM, and (ii) subsequent to such appointment, the Company shall have the right to designate one (1) candidate from the Candidate List (the “Additional Company Independent Director”) and, in the Company’s sole discretion, (A) include the Additional Company Independent Director on its slate of nominees for election of directors at the 2019 AGM with a term expiring at the 2020 AGM or (B) appoint the Additional Company Independent Director to fill the vacancy created by the resignation of any director of the Board (other than any New Director) prior to the 2019 AGM; provided that, until such time as the Additional Company Independent Director is appointed to the Board, the Additional Company Independent Director shall be named as an observer to the Board and shall be entitled to be given notice of, and to attend and participate in (other than voting), all meetings of the Board and its committees, and to be provided copies of all notices, minutes, consents and other materials or information that are provided to the directors of the Company in connection with any such meeting.  The Mutually Agreed Independent Director or the Additional Investors Independent Director, as the case may be, shall be deemed to be a “New Director” for all purposes of this Agreement from and after the date of his or her appointment to the Board, including, for the avoidance of doubt, for the purposes of the immediately foregoing paragraph.

At the 2019 AGM, the Company agrees to recommend, support and solicit proxies for the election of each New Director (or any Replacement or CGC Replacement pursuant to Section 1(d) or Section 1(e), respectively) in the same manner in which the Company supports and solicits proxies for its other nominees up for election in connection with the 2019 AGM.  The Company agrees that each New Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including having the Company (or legal counsel) prepare and file with the U.S. Securities and Exchange Commission (the “SEC”), at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are required to be filed by each director of the Company.

Except as specifically provided in this Agreement, during the Standstill Period, the Company agrees that no new or additional directors will be added during the term of this Agreement unless such director has received the approval of all of the members of the Nominating Committee.

(b)          Board Policies and Procedures.  Each party hereto acknowledges that each New Director (and any Replacement or CGC Replacement pursuant to Section 1(d) or Section 1(e), respectively), upon appointment or election to the Board, shall be required to comply with all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to all of the other members of the Board, including the Company’s Corporate Governance Guidelines, Corporate Policy and Procedure on Insider Trading, Policies Regarding Pre-Clearance Of Securities Trades And Use Of Derivative Securities, and policies on share ownership, public disclosures and confidentiality (collectively, the “Company Policies”).  Prior to the date hereof, the Company has provided to the D. E. Shaw Parties and CGC all Company Policies applicable to all members of the Board which are not publicly available on the Company’s website.  As a condition to the Company’s obligation to nominate each of the New Directors for reelection at the 2019 AGM, each New Director (and any Replacement or CGC Replacement) shall be required to provide (i) any information required to be disclosed under applicable law or stock exchange regulations (including the NYSE Manual) and (ii) any information in connection with assessing eligibility, independence and other similar criteria applicable to directors, in each case, as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC, and shall consent to the same background checks undergone by other non-management directors of the Company.

(c)          Company Termination Rights.

(i)          If at any time during the Standstill Period, any of CGC or Mr. Fribourg materially breaches or violates any term of the CGC Cooperation Agreement (provided that CGC and Mr. Fribourg shall have five (5) days following written notice from the Company of any alleged material breach to remedy such material breach if capable of remedy), Mr. Fribourg shall, and CGC shall cause Mr. Fribourg and any CGC Replacement to, tender his or her resignation from the Board and any committee of the Board on which he or she then sits, and the Company’s obligations under this Section 1 shall terminate effective immediately with respect to Mr. Fribourg or any such CGC Replacement, and Mr. Fribourg or any such CGC Replacement shall thereafter not be replaced pursuant to Section 1(d) or Section 1(e).

(ii)          If at any time during the Standstill Period, any of CGC, Mr. Fribourg or the D. E. Shaw Parties materially breaches or violates any term of this Agreement or the CGC Cooperation Agreement (provided that CGC, Mr. Fribourg and the D. E. Shaw Parties shall have five (5) days following written notice from the Company of any alleged material breach to remedy such material breach if capable of remedy), then the Company’s obligations under this Section 1 (other than with respect to Mr. Fribourg or any CGC Replacement) and CGC’s and the D. E. Shaw Parties’ rights to designate replacements pursuant to Section 1(d) shall terminate effective immediately.

(iii)          If at any time during the Standstill Period, the Company materially breaches or violates any term of this Agreement other than Section 6(b) hereof (provided that the Company shall have five (5) days following written notice from the D. E. Shaw Parties of any alleged material breach to remedy such material breach if capable of remedy), then the D. E. Shaw Parties’ obligations under Sections 2, 3 and 9(b) of this Agreement shall terminate effective immediately.

(iv)          If at any time after the date of the CGC Cooperation Agreement, CGC and its Affiliates cease to beneficially own, in the aggregate, at least one percent (1.0%) of the then issued and outstanding common shares of the Company, par value $0.01 per share (the “Common Shares”), then CGC shall promptly notify the Company thereof in writing and Mr. Fribourg shall, and CGC shall cause Mr. Fribourg and any CGC Replacement to, tender his or her resignation from the Board and any committee of the Board on which he or she then sits, which resignation shall be effective only as, if and when accepted by the Board, and Mr. Fribourg or any such CGC Replacement shall thereafter not be replaced pursuant to Section 1(d) or Section 1(e).

(v)          Each New Director (or any Replacement) shall tender his or her resignation from the Board and any committee of the Board on which he or she then sits, which resignation shall be effective only as, if and when accepted by the Board, in the event such New Director (or any Replacement) (A) other than in the case of Mr. Fribourg (or any CGC Replacement), ceases to be “independent” as defined by Section 303A.02 of the NYSE Manual, (B) other than in the case of Mr. Fribourg (or any CGC Replacement), receives or may receive any compensation from CGC, the D. E. Shaw Parties or any of their respective Affiliates in connection with their ownership of Common Shares or his or her service as a New Director, or (C) at any time serves as a member of the board of directors or similar governing body of four (4) or more persons listed on any national or international securities exchange (other than the Company); provided that the foregoing clause (C) shall apply to Mr. Fribourg only from and after March 1, 2019.

(d)          Replacements.

(i)          If, from the date of this Agreement until the earlier of (x) the expiration of the Standstill Period and (y) the date on which the D. E. Shaw Parties and CGC collectively cease to beneficially own, in the aggregate, at least two and one-half percent (2.5%) of the then issued and outstanding Common Shares, any New Director or any Replacement (other than Mr. Fribourg or any CGC Replacement) is unable or unwilling to serve as an independent director for any reason, then the D. E. Shaw Parties and CGC, by delivery of a joint written notice to the Company, shall have the right to designate a replacement for such independent director with a director (a “Replacement”) (A) with relevant financial and business experience, (B) who qualifies as “independent” pursuant to Section 303A.02 of the NYSE Manual, (C) who is not a director, officer or employee of the D. E. Shaw Parties or CGC or any of their respective Affiliates or Associates, (D) who does not receive compensation from the D. E. Shaw Parties or CGC or any of their respective Affiliates or Associates, (E) who satisfies the Company Policies and (F) who is reasonably acceptable to the Nominating Committee as a replacement candidate.  During the Standstill Period, prior to the exercise of the director replacement right under this Section 1(d), the Chief Financial Officers (or equivalent officer) of the investment adviser to the D. E. Shaw Parties and CGC shall jointly deliver to the Company a certificate in writing certifying that they beneficially own, in the aggregate, at least two and one-half percent (2.5%) of the then issued and outstanding Common Shares.

(ii)          Subject to the standards described above, such Replacement shall be deemed to be a “New Director” for purposes of this Agreement (it being understood that the Company, the D. E. Shaw Parties and CGC shall work together in good faith to mutually agree upon a Replacement meeting the standards described above in connection with any Replacement under this Section 1(d)).  Any Replacement appointed to the Board in accordance with Section 1(d)(i) shall be appointed to any applicable committees of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal.

(e)          CGC Director Replacement.

(i)          If, from the date of this Agreement until the earlier of (x) the expiration of the Standstill Period and (y) the date on which CGC ceases to beneficially own, in the aggregate, at least one percent (1.0%) of the then issued and outstanding Common Shares, Mr. Fribourg (or any replacement thereof) is unable or unwilling to serve as a director for any reason, CGC shall have the right to designate a replacement for such director with a director (a “CGC Replacement”) (A) with relevant financial and business experience, (B) who is a director, officer or employee of CGC or any of its Affiliates or Associates, (C) who does not receive compensation from the D. E. Shaw Parties or any of their Affiliates or Associates, (D) who satisfies the Company Policies and (E) who is reasonably acceptable to the Nominating Committee as a replacement candidate.  During the Standstill Period, prior to the exercise of the director replacement right under this Section 1(e), the Chief Financial Officer (or equivalent officer) of CGC shall deliver to the Company a certificate in writing certifying that CGC beneficially owns, in the aggregate, at least one percent (1.0%) of the then issued and outstanding Common Shares.

(ii)          Subject to the standards described above, such CGC Replacement shall be deemed to be a “New Director” for purposes of this Agreement.  Any CGC Replacement appointed to the Board in accordance with Section 1(e)(i) shall be appointed to any applicable committees of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal.

(f)          Strategic Review Committee.  As promptly as practicable following the execution of this Agreement, the Board shall take all necessary actions to form a committee of the Board to conduct a strategic review of the business of the Company and make recommendations to the Chief Executive Officer of the Company and thereafter to the Board with respect to the strategic direction of the Company, its businesses and opportunities to enhance shareholder value (the “Strategic Review Committee”).  The charter for the Strategic Review Committee is attached hereto as Exhibit A.  During the Standstill Period, the Strategic Review Committee shall be comprised of six (6) members, three (3) of whom shall be designated by the D. E. Shaw Parties and CGC and the remaining three (3) of whom shall be designated by the Board.  The six (6) initial members of the Strategic Review Committee shall be Mr. Andrew Ferrier, Ms. Kathleen Hyle, Mr. Mark Zenuk, Mr. Winship, Mr. Heckman and Mr. Fribourg.  During the Standstill Period, for so long as Mr. Fribourg is a director on the Board, Mr. Fribourg shall be the chairperson of the Strategic Review Committee; in all other circumstances, the Nominating Committee shall designate a New Director as the chairperson of the Strategic Review Committee.

(g)          Committee Matters.  Prior to the execution and delivery of this Agreement, the Board and all applicable committees of the Board took all necessary actions to, effective as of the execution and delivery of this Agreement and the CGC Cooperation Agreement by all of the parties hereto and thereto, appoint Mr. Heckman to the Nominating Committee, Mr. Winship to the Compensation Committee and Mr. Fribourg to the Finance and Risk Policy Committee; provided that, with respect to such committee appointments, each of Mr. Winship, Mr. Heckman and Mr. Fribourg continues to remain eligible to serve as a member of such committee pursuant to applicable law and stock exchange regulations (including the NYSE Manual), if any, that are applicable to the composition of such committee.  The Board will not utilize committees of the Board for the purpose of discriminating against the New Directors in order to limit their participation in substantive deliberations of the Board.  Prior to the termination of this Agreement, the Company shall (i) continue to appoint the New Directors to serve on the foregoing committees notwithstanding its ordinary course refreshing of such committees and (ii) invite sufficient New Directors to serve on any new committees formed by the Board (the “New Committees”) such that New Directors comprise at least one-third (1/3) of the membership of the New Committees.  Each director (including the New Directors) will have access to all Board committee materials and be entitled to attend and participate in any and all Board committee meetings at his or her discretion.

(h)          Company Organizational Documents.  The Company will not amend the Company’s organizational documents, adopt any new Board policies, amend any existing Board policies or take any other similar action to frustrate the purpose of this Agreement.

2.          Shareholder Meetings.  At each annual or special general meeting of the Company’s shareholders held prior to the expiration of the Standstill Period, each of the D. E. Shaw Parties agrees to, and agrees to cause each of its Affiliates or Associates to:  (i) appear in person or by proxy at such general meeting or otherwise cause all Common Shares beneficially owned by the D. E. Shaw Parties and their Affiliates and Associates to be counted as present for purposes of establishing a quorum and (ii) vote, or cause to be voted, all Common Shares beneficially owned by the D. E. Shaw Parties and their Affiliates and Associates (a) in favor of each of the directors nominated by the Board and recommended by the Board in the election of directors on the Company’s proxy card or voting instruction form (and not in favor of any other nominees to serve on the Board or any other proxy card or voting instruction form); (b) with respect to any proposal or action by consent on Board composition, the election or removal of directors and any other routine matters or businesses (such as “say on pay” or any proposal by the Company relating to equity compensation, the appointment or ratification of the Company’s auditors, and any other routine matters or business) (collectively, the “Agreed Matters”), in accordance with the Board’s recommendation and on the Company’s proxy card or voting instruction form;

(c) with respect to any Extraordinary Matter (and any matter other than an Agreed Matter or an Extraordinary Matter shall be deemed an “Other Matter”), in any manner which the D. E. Shaw Parties determine in their sole discretion, regardless of the Board’s recommendation; and (d) with respect to any Other Matter, at the sole option of the D. E. Shaw Parties, either (1) as recommended by the Board in respect of such Other Matter or (2) in direct proportion to the manner in which all shareholders of the Company (other than the D. E. Shaw Parties and their Affiliates and Associates, CGC and its Affiliates and Associates, the Company and its controlled Affiliates and the directors and executive officers of the Company) vote “for”, “against” or “withhold” in respect of each such Other Matter.  For purposes of this Section 2, an “Extraordinary Matter” means, with respect to the Company:  (A) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the issued and outstanding Common Shares (through a merger, amalgamation, share purchase or otherwise); (C) any merger, amalgamation, consolidation, acquisition of control or other business combination of the Company with an unaffiliated third party; (D) any tender or exchange offer; (E) any dissolution, liquidation or reorganization of the Company; or (F) any similar extraordinary transactions that would result in a Change of Control (as defined below) of the Company.

3.          Standstill.

(a)          From the date of this Agreement until the expiration of the Standstill Period (as defined below), the D. E. Shaw Parties shall not, and shall cause their Affiliates, principals, directors, general partners, officers, employees and, to the extent acting on their behalf, agents and representatives (collectively, the “Related Persons”) not to, directly or indirectly:

(i)          make any announcement or proposal with respect to, or offer, seek, or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for Common Shares, whether or not such transaction involves a change of control of the Company (it being understood that the foregoing shall not prohibit the D. E. Shaw Parties from acquiring Common Shares and other securities within the limitations set forth in Section 3(a)(iii) of this Agreement);

(ii)          engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any type of nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any solicitation of proxies (or written consents) with respect to, or from the holders of, any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company (including by initiating, encouraging or participating in any “withhold” or similar campaign);

(iii)          purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments related to the price of Common Shares, or any assets or liabilities of the Company, in each case, if such purchase, acquisition, offer or agreement would result in the D. E. Shaw Parties and their Affiliates and Associates having beneficial ownership in excess of seven and one half percent (7.5%) of the Common Shares issued and outstanding at such time (excluding, for the avoidance of doubt, any Common Shares beneficially owned by CGC and its Affiliates and Associates);

(iv)          seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company;

(v)          other than through open market broker sale transactions where the identity of the purchaser is unknown, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the D. E. Shaw Parties or any of their Affiliates or Associates to any person not (A) a party to this Agreement or CGC, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate of the D. E. Shaw Parties (any person not set forth in clauses (A) through (D) shall be referred to as a “Third Party”) that would, to the actual knowledge of the D. E. Shaw Parties (after reasonable inquiry, it being agreed that such actual knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), result in such Third Party (other than a bank counterparty in respect of derivative securities), together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of five percent (5.0%) of the Common Shares issued and outstanding at such time;

(vi)          take any action in support of or make any proposal or request (publicly or otherwise) that constitutes:  (A) advising, controlling or changing the Board or management of the Company, including any proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, share repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, or (D) seeking to have the Company waive or make amendments or modifications to the Company’s bye-laws, or other actions that may impede or facilitate the acquisition of control of the Company by any person;

(vii)          make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by the Company’s shareholders;

(viii)          except as expressly permitted by this Agreement, (A) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, or (B) seek, alone or in concert with others, the removal of any director from the Board;

(ix)          call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s bye-laws, including a “town hall meeting”;

(x)          deposit any Common Shares in any voting trust or subject any Common Shares to any arrangement or agreement with respect to the voting of any Common Shares (other than (i) any such voting trust, arrangement or agreement solely among the D. E. Shaw Parties and/or CGC that is otherwise in accordance with this Agreement or (ii) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(xi)          form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Shares, other than a “group” with CGC and its Affiliates or with any Affiliate of the D. E. Shaw Parties; provided that any such Affiliate agrees in writing to be subject to, and bound by, the terms and conditions of this Agreement and files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that the D. E. Shaw Parties have formed a group with such Affiliate;

(xii)          demand a copy of the Company’s register of shareholders or its other books and records or make any request under any statutory or regulatory provisions of Bermuda providing for shareholder access to books and records (including lists of shareholders) of the Company or otherwise;

(xiii)          (a) threaten, commence, file, solicit or assist, or cause to be threatened, commenced or filed, any derivative action in the name of the Company against any of the Company’s current or former officers or directors or (b) act or cause others to act as, or solicit or assist others to be, named or lead plaintiff in any class action litigation against the Company or any of its Affiliates or any of the Company’s or its Affiliates’ current or former officers or directors (provided that, for the avoidance of doubt, the D. E. Shaw Parties shall not be (1) required to opt out of any such class litigation if commenced by third parties and may, in its discretion, become member of any class established thereby or (2) restricted from commencing litigation on its own behalf against the Company or its current or former officers or directors);

(xiv)          disclose in a manner that would reasonably be expected to become public any plan or proposal with respect to the Board, the Company or its management that the D. E. Shaw Parties would be prohibited from making pursuant to this Section 3;

(xv)          enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the D. E. Shaw Parties are prohibited from taking pursuant to this Section 3, or advise, assist, encourage or persuade any person to take any such action;

(xvi)          make any request or submit any proposal to amend or waive the terms of this Section 3 other than through non-public communications with the Company that would not reasonably be expected to require any public announcement or disclosure of such communications by any of the D. E. Shaw Parties or their Affiliates, the Company or its Affiliates or any Third Party; or

(xvii)          take any action challenging the validity or enforceability of any of the provisions of this Section 3.

Notwithstanding anything to the contrary contained in this Section 3, the D. E. Shaw Parties shall not be prohibited or restricted from:  (A) communicating privately with the Board or any officer or director of the Company regarding any matter, so long as such communications would not reasonably be expected to require any public disclosure of such communications by any of the D. E. Shaw Parties or their Affiliates, the Company or its Affiliates or any Third Party; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the D. E. Shaw Parties; provided that a breach by any of the D. E. Shaw Parties of this Agreement is not the cause of the applicable requirement; or (C) privately communicating to any of the D. E. Shaw Parties’ investors or potential investors factual information regarding the Company, provided such communications are subject to reasonable confidentiality obligations.

(b)          Nothing in this Agreement, including this Section 3, shall limit in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, any New Director) under applicable law in his or her capacity as such, recognizing that such actions and rights are subject to such director’s fiduciary duties to the Company and its shareholders and the Company Policies.  The provisions of this Section 3 shall also not prevent the D. E. Shaw Parties from freely voting their Common Shares (except as otherwise provided in Section 2 hereof) or taking any actions as specifically contemplated by this Agreement.

(c)          Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 1, 2, 3, 6 and 9 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company.

(d)          For purposes of this Agreement:

(i)          “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the date of this Agreement;

(ii)          “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the date of this Agreement;

(iii)          “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)          “business day” shall mean any day other than a Saturday, Sunday or day on which the Federal Reserve Bank of New York is closed;

(v)          a “Change of Control” transaction shall be deemed to have taken place if (A) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then outstanding equity securities or (B) the Company enters into a share-for-share transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then outstanding equity securities;

(vi)          “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature; and

(vii)          “Standstill Period” shall mean the period commencing on the date of this Agreement and ending thirty (30) days prior to the expiration of the advance notice period for the submission by shareholders of director nominations for consideration at the 2020 AGM (which date of expiration the Company shall not modify to make earlier).

(e)          The D. E. Shaw Parties shall provide the Company with a reasonable opportunity to review any filings to be made by the D. E. Shaw Parties or their Affiliates with respect to their ownership of Common Shares with any governmental or regulatory authority prior to any such filing, and will consider in good faith any changes to any such filing proposed by the Company.

(f)          During the Standstill Period, each of the D. E. Shaw Parties shall provide to the Company true, accurate and complete copies of any new Investor Agreements (as defined below), including with respect to any Replacement of a New Director, and any amendment, modification, extension or termination of any Investor Agreements, in each case, within five (5) business days of the execution or termination, as applicable, thereof.

4.          Representations and Warranties of the Company.  The Company represents and warrants to the D. E. Shaw Parties that as of the date hereof (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles,

(c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, (d) except as required by this Agreement (including the Exhibits hereto), the Company has not amended the Company’s organizational documents, adopted any new Board policies or amended previously existing Board policies in connection with or in anticipation of the transactions contemplated by this Agreement, and (e) the Company (i) is not aware of any current claim, suit, action, complaint, lawsuit or litigation it may have against the D. E. Shaw Parties, any of their Affiliates or any of their or their respective current or former managers, members, partners, officers and directors and (ii) has no current intention to bring any claim, suit, action, complaint, lawsuit, litigation or other proceeding against the D. E. Shaw Parties, any of their Affiliates or any of their or their respective current or former managers, members, partners, officers and directors.

5.          Representations and Warranties of the D. E. Shaw Parties.  Each of the D. E. Shaw Parties jointly and severally represents and warrants to the Company that as of the date hereof (a) the D. E. Shaw Parties are shareholders of the Company and the information set forth in the e-mail with the subject line “D. E. Shaw Parties’ Beneficial Ownership” sent to the Company’s counsel by the D. E. Shaw Parties’ counsel on October 30, 2018 at 10:27 a.m., New York City time, with respect to the number of Common Shares beneficially owned by the D. E. Shaw Parties and their Affiliates and Associates as of October 30, 2018, and the manner in which such Common Shares are held, is true, accurate and complete in all respects other than de minimis respects, (b) this Agreement has been duly and validly authorized, executed and delivered by each of the D. E. Shaw Parties, constitutes a valid and binding obligation and agreement of each of the D. E. Shaw Parties, and is enforceable against each of the D. E. Shaw Parties in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (c) each of the D. E. Shaw Parties has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement and to bind each of the D. E. Shaw Parties to the terms hereof and thereof, (d) the execution, delivery and performance of this Agreement by each of the D. E. Shaw Parties does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, any provision of the bylaws or other organizational or governing documents of any of the D. E. Shaw Parties, (e) each of the D. E. Shaw Parties has provided to the Company a true, accurate and complete copy of any contract, agreement, arrangement, commitment or understanding (whether written or oral) between the D. E. Shaw Parties or any of their Affiliates, on the one hand, and any New Director, on the other hand, relating to ownership of Common Shares or the service of any New Director (an “Investor Agreement”), and (f) none of the D. E. Shaw Parties (i) is aware of any current claim, suit, action, complaint, lawsuit or litigation it may have against the Company, any of its Affiliates or any of its or their respective current or former officers and directors or (ii) has any current intention to bring any claim, suit, action, complaint, lawsuit, litigation or other proceeding (including any derivate action in the name of the Company) against the Company, any of its Affiliates or any of its or their respective current or former officers and directors.

6.          Mutual Non-Disparagement.

(a)          Each of the D. E. Shaw Parties agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach by the Company of its obligations set forth in Section 6(b) (provided that the Company shall have three (3) business days following written notice from the D. E. Shaw Parties of any alleged material breach to remedy such material breach if capable of remedy; provided, further, that, in connection with any such remedy, the Company shall take commercially reasonable measures to timely repudiate any statement made in breach of this Section 6(a) in writing to the audience of such statement in a manner reasonable acceptable to the D. E. Shaw Parties), neither it nor any of its Related Persons shall, and it shall cause each of its Related Persons not to, directly or indirectly, make or cause to be made any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its Affiliates or subsidiaries or any of its or their respective current or former directors, officers, employees, agents or representatives; provided, however, that the foregoing shall not prevent the D. E. Shaw Parties from privately communicating to the Company, any directors or executive officers of the Company, or any of the D. E. Shaw Parties’ investors or potential investors factual information regarding the Company, provided that such communications are subject to reasonable confidentiality provisions.

(b)          The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach by any of the D. E. Shaw Parties of their obligations set forth in Section 6(a) (provided that the D. E. Shaw Parties shall have three (3) business days following written notice from the Company of any alleged material breach to remedy such material breach if capable of remedy; provided, further, that, in connection with any such remedy, the D. E. Shaw Parties shall take commercially reasonable measures to timely repudiate any statement made in breach of this Section 6(b) in writing to the audience of such statement in a manner reasonable acceptable to the Company), neither it nor any of its Affiliates shall, and it shall cause each of its Affiliates not to, directly or indirectly, make or cause to be made any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the D. E. Shaw Parties or their Related Persons; provided, however, that the foregoing shall not prevent the Company from privately communicating to the D. E. Shaw Parties or any of the Company’s shareholders factual information regarding the D. E. Shaw Parties, provided that such communications are subject to reasonable confidentiality provisions.

(c)          Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement shall prohibit any party hereto from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant party hereto) or stock exchange regulations; provided that, to the extent legally permissible, such party shall provide written notice to the other parties at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 6, and reasonably consider any comments of such other parties.

(d)          For the avoidance of doubt, the limitations set forth in Sections 6(a) and 6(b) shall not prevent any party hereto from responding to any public statement made by the other parties hereto of the nature described in Sections 6(a) and 6(b) if such statement by the other parties hereto was made in breach of this Section 6.

7.          Inapplicability of Agreement to Certain Affiliates.  Each of the D. E. Shaw Parties jointly and severally represents and warrants to the Company that:  (a) D. E. Shaw Investment Management, L.L.C. (“DESIM”) is an investment adviser affiliated with the D. E. Shaw Parties that, in managing equity portfolios on behalf of its clients, deploys primarily benchmark-relative investment strategies and (b) the D. E. Shaw Parties and their Affiliates (other than DESIM and the funds and accounts managed by DESIM) are not clients of DESIM.  The parties agree that, notwithstanding anything to the contrary herein, this Agreement is not intended to limit or apply to the ordinary course activities of DESIM or the funds and accounts it manages; provided that none of DESIM or any of the funds and accounts it manages are acting in concert with any of the D. E. Shaw Parties, CGC or any of their respective Affiliates with respect to the Company.

8.          Public Announcements.  Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B.  Prior to the issuance of the Press Release, none of the Company or the D. E. Shaw Parties shall, and the Company and the D. E. Shaw Parties shall cause their respective Related Persons not to, issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other parties hereto.

9.          SEC Filings.

(a)          No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto (the “Form 8-K”).

(b)          None of the D. E. Shaw Parties shall, and the D. E. Shaw Parties shall cause their Related Persons not to, during the Standstill Period, (i) issue a press release in connection with this Agreement or any of the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or any of the actions contemplated hereby, in each case, that is inconsistent with the statements and disclosures set forth in the Form 8-K or in the Press Release, except as required by law or the rules or regulations of any governmental or regulatory authority or applicable stock exchange listing rules or with the prior written consent of the Company.

10.          Specific Performance.  Each of the D. E. Shaw Parties and the Company acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each of the D. E. Shaw Parties and the Company (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  The parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief.

11.          Notice.  All notices, consents, determinations, waivers or other communications required or permitted to be given or made under the terms of this Agreement must be in writing and will be deemed to have been duly delivered or made:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be (or such other address or facsimile for a party hereto as shall be specified in a notice given in accordance with this Section 11):

If to the Company, to:

Bunge Limited 50 Main Street White Plains, NY 10606
Attention:	Soren Schroder David Kabbes
Facsimile No.:	(914) 684-3477
Email:	soren.schroder@bunge.com david.kabbes@bunge.com

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069
Attention:	Robert M. Katz, Esq. John Madden, Esq.
Facsimile No.:	(212) 848-7179
Email:	rkatz@shearman.com jmadden@shearman.com

                              If to any of the D. E. Shaw Parties or any of their Affiliates, to:

D.E. Shaw & Co., L.P. 1166 Avenue of the Americas, Ninth Floor New York, NY 10036
Attention:	Quentin Koffey
Facsimile No.:	(212) 478-0100
Email:	quentin.koffey@deshaw.com

With a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP 200 Liberty Street New York, NY 10281
Attention:	Richard M. Brand Stephen Fraidin Gregory P. Patti, Jr.
Facsimile No.:	(212) 504-6666
Email:	richard.brand@cwt.com stephen.fraidin@cwt.com greg.patti@cwt.com

12.          Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of New York without giving effect to the choice of law or conflict of law principles thereof that would result in the application of the laws of another jurisdiction, except (a) to the extent that the law of Bermuda is mandatorily applicable to the rights, obligations or restrictions set forth in this Agreement, and (b) all matters relating to the fiduciary duties of the Company’s directors shall be subject to the laws of Bermuda.

13.          Jurisdiction.  Each of the parties hereto irrevocably agrees that any suit, claim, action or proceeding relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment relating to this Agreement and the rights and obligations arising hereunder brought by the other parties hereto or their respective successors or permitted assigns, shall be brought and determined exclusively in the federal courts of the United States located in the Southern District of New York or, if such court does not have jurisdiction, the Courts of the State of New York, or any other court of competent jurisdiction, located in Manhattan, New York.  Each of the parties hereto hereby irrevocably submits with regard to any such suit, claim, action or proceeding for themselves and in respect of their property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that they will not bring any suit, claim, action or proceeding relating to this Agreement in any court other than the aforesaid courts.  Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of New York for the purpose of any suit, claim, action or proceeding, directly or indirectly, relating to this Agreement brought by any party hereto,

(b) agrees that service of process will be validly effected by sending notice in accordance with Section 11, (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such suit, claim, action or proceeding, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (i) such suit, claim, action or proceeding is not subject to the subject matter jurisdiction of at least one of the aforesaid courts, (ii) its property is exempt or immune from attachment or execution in the State of New York, (iii) such suit, claim, action or proceeding in such aforesaid courts is brought in an inconvenient forum, (iv) the venue of such suit, claim, action or proceeding is improper, or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the aforesaid courts; and (d) agrees not to move to transfer any such suit, claim, action or proceeding to a court other than any of the aforesaid courts.

14.          Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.          Entire Agreement.  This Agreement (including its Exhibits) constitutes the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties hereto with respect to the subject matter hereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

16.          Headings.  The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

17.          Waiver.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

18.          Remedies.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

19.          Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All references to a “day” or “days” (other than references to “business days”) are to calendar days.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to a person are also to its successors and permitted assigns.  The word “will” shall be construed to have the same meaning as the word “shall.”  The words “dates hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified, supplemented or replaced.  All references in this Agreement to “$,” USD or Dollars shall refer to United States dollars, unless otherwise specified.

20.          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

21.          Amendment.  This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and the D. E. Shaw Parties, on the other hand.

22.          Termination.  Unless otherwise mutually agreed in writing by the parties hereto, upon the expiration of the Standstill Period in accordance with Section 3(d)(vii) hereof, this Agreement shall immediately and automatically terminate in its entirety and no party hereunder shall have any further rights or obligations under this Agreement; provided, however, that no party hereto shall be released from liability for any breach of this Agreement that occurred prior to the termination of this Agreement.  Notwithstanding this Section 22, the parenthetical language in Section 3(d)(vii) and the provisions in Sections 11 through 26 shall survive any termination of this Agreement.

23.          Expenses.  Each of the Company and the D. E. Shaw Parties shall be responsible for its own fees, costs and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the obligations contemplated hereby, including any attorneys’ fees, costs and expenses incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing.

24.          Successors and Assigns.  The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party hereto may assign this Agreement or any rights or obligations hereunder without, with respect to the D. E. Shaw Parties, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a majority vote of the Board), and with respect to the Company, the prior written consent of the D. E. Shaw Parties.

25.          No Third-Party Beneficiaries.  The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party hereto to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person, and no other person shall be entitled to rely thereon.

26.          Counterparts.  This Agreement and any amendments hereto may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its duly authorized representative(s).

BUNGE LIMITED

By:	/s/ Soren Schroder
	Name:	Soren Schroder
	Title:	CEO

By:	/s/ David Kabbes
	Name:	David Kabbes
	Title:	CLO

D. E. SHAW VALENCE PORTFOLIOS, L.L.C.

By:	/s/ Edwin Jager
	Name:	Edwin Jager
	Title:	Authorized Signatory

D. E. SHAW OCULUS PORTFOLIOS, L.L.C.

By:	/s/ Edwin Jager
	Name:	Edwin Jager
	Title:	Authorized Signatory

[Signature Page to D. E. Shaw Cooperation Agreement]

EXHIBIT A

STRATEGIC REVIEW COMMITTEE CHARTER

Strategic Review Committee charter

Committee Members:

Andrew Ferrier

Paul Fribourg – Chair

Gregory Heckman

Kathleen Hyle

Henry W. (“Jay”) Winship

Mark Zenuk

Purpose

The Strategic Review Committee has been established by the Board in connection with the execution of (a) the Cooperation Agreement, dated as of October 31, 2018, among the Company, D. E. Shaw Valence Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C. (such funds collectively, the “D. E. Shaw Parties”), and (b) the Cooperation Agreement, dated as of October 31, 2018, among the Company, Continental Grain Company (“CGC”) and Paul Fribourg (such agreements, collectively, the “Cooperation Agreements”). The Committee’s purpose is to conduct a strategic review of the business of the Company and make recommendations to the Company’s Chief Executive Officer (“CEO”) and thereafter to the Board with respect to the strategic direction of the Company, its businesses and opportunities, in order to enhance shareholder value.

Committee Composition

1.	Members. The Committee shall consist of six members. The members of the Committee shall be designated in accordance with the terms of the Cooperation Agreements.

2.	Qualifications. A majority of the members of the Committee shall meet the criteria for independence required by the New York Stock Exchange for listed U.S. companies.

3.	Chair. The Chair of the Committee shall be appointed in accordance with the terms of the Cooperation Agreements.

4.
Removal and Replacement. Any vacancies on the Committee caused by members of the Committee designated by the D. E. Shaw Parties and CGC being unable or unwilling to serve as a director for any reason shall be filled in accordance with the Cooperation Agreements. All other members of the Committee may be removed or replaced, and any other vacancies on the Committee shall be filled, by the Board (excluding any New Directors (as such term is defined in the Cooperation Agreements)).

Committee Meetings

1.
Meetings. The Chair of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings; provided, that, to the greatest extent possible, meetings will be held to accommodate all of the Committee members’ availability; and provided, further, that at least five (5) calendar days’ prior written notice of any meeting shall be given by the Chair of the Committee to each Committee member. Meetings of the Committee may be held in person or by conference call. The Committee shall meet as often as it deems necessary to fulfill its responsibilities.

2.
Quorum; Voting. A majority of the members of the Committee shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

3.
Agenda. The Chair of the Committee shall develop and set the Committee’s agenda, in consultation with the other members of the Committee, the Board, and the CEO and Chief Financial Officer (“CFO”) (or either of their respective designees selected for such purposes). The agenda and, to the extent practical, information concerning the business to be conducted at each Committee meeting shall be provided to the members of the Committee in advance of each meeting. Additionally, the agenda concerning the business to be conducted at each Committee meeting shall be circulated to all Board members in advance of the meeting.

4.	Attendance by Other Directors. Any director who is not a member of the Committee may, in his or her discretion, attend and participate in one or more meetings (or portions thereof) of the Committee.

5.	Report to the Board. The Committee shall report to the Board regularly and make available to the Board the minutes of its meetings.

6.
Performance Evaluation; Assessment of Charter. The Committee shall annually conduct a performance evaluation and shall report to the Board the results of the evaluation. The Committee shall review and assess the adequacy of this Charter annually and recommend any changes to the Board.

Authority and Duties

1.	The Committee shall review and evaluate the Company’s business and financial strategies and growth opportunities and make recommendations to the Board in respect thereof.

2.
The Committee shall review and evaluate, at least quarterly, the Company’s performance relative to its business and financial strategies and growth opportunities and work with the CEO and the CFO to address any shortfalls therein.

3.	The Committee shall review and make recommendations to the CEO and thereafter to the Board regarding the Company’s cash flow, capital expenditures and financing requirements.

4.
The Committee shall review and make recommendations to the CEO and thereafter to the Board regarding potential material mergers, acquisitions, divestitures and other key strategic transactions outside the ordinary course of the Company’s business (“Corporate Strategic Transactions”).

5.	The Committee shall assist the Board with the evaluation of bona fide proposals from unaffiliated third parties that could reasonably be expected to result in Corporate Strategic Transactions.

6.	The Committee shall review and make recommendations to the CEO and thereafter to the Board on financing for Corporate Strategic Transactions.

7.
Any two members of the Committee may make requests for information, records, documents and analyses (including any requests for members of the management of the Company to be present in the Committee’s meetings) that are reasonably related to the Committee’s purpose to assist it in the performance of its duties. Such requests shall be made in writing, and directed to and coordinated with the Chair of the Committee. Thereafter, the Chair of the Committee shall coordinate any such requests with the CEO or the CFO (or either of their respective designees selected for such purposes), who shall provide any such information, records, documents and analyses as promptly as reasonably practicable and to all members of the Committee at the same time.

8.
If a majority of the members of the Committee determine that it is desirable that the Company engage outside counsel, experts, professional advisors or consultants to assist the Committee in the performance of its duties, then the Chair of the Committee shall consult with the CEO on the potential recommendation for such outside counsel, experts, professional advisors or consultants. Thereafter, the Chair of the Committee shall make any request for outside counsel, experts, professional advisors or consultants in writing and shall direct it to the Board for consideration. Only the Board shall have the authority to approve the engagement and fees of any such outside counsel, experts, professional advisors and consultants.  Notwithstanding the foregoing, if a majority of the members of the Committee determine that it is desirable that the Committee (i) consult with outside counsel, experts, professional advisors or consultants already engaged as of such time by the Company or (ii) retain a nationally-recognized management consulting firm with expertise in agribusiness and/or food industries matters, then the Committee shall be authorized to consult or retain such professional advisors, as the case may be, at the expense of the Company. The Committee shall have the authority to approve the retention terms of any such management consulting firm.

9.
The Committee shall not (i) be entitled or empowered to authorize, approve, adopt, ratify, negotiate, or otherwise take any action with respect to any transaction, agreement, offer, proposal, arrangement or otherwise, whether preliminary or definitive, or (ii) have or exercise any authority to approve any action of the Company or any of its subsidiaries.

10.	The Committee shall not have the authority or power to create or delegate authority to any subcommittees.

11.	The Committee shall not report its findings and recommendations publicly or to any person or entity other than the CEO and the Board.

The foregoing list of authorities and duties is not exhaustive, and the Committee may, in addition, perform any other functions it may find necessary or appropriate in furtherance of the Committee’s purpose (subject to the limitations set forth above).

Adopted: October 31, 2018

EXHIBIT B

FORM OF PRESS RELEASE

Bunge Announces Appointment of Three Directors to Board,
with a Fourth New Director to be Appointed Before End of Year

Will Form Strategic Review Committee of the Board Focused on Enhancing Shareholder Value

White Plains, NY – Bunge Limited (NYSE: BG) announced today that its Board of Directors has appointed the following three new board members: Paul J. Fribourg, Chairman and Chief Executive Officer of Continental Grain Company (“Continental Grain”); Gregory Heckman, founding partner of Flatwater Partners; and Henry W. (“Jay”) Winship, President of Pacific Point Capital, LLC. The appointments are effective today. With the addition of the three new directors, the Board has expanded to 14 directors. Bunge, the D. E. Shaw group (“D. E. Shaw”) and Continental Grain reached an agreement to appoint the three directors as well as a fourth, mutually agreeable independent director to be appointed by year end.

“We welcome these new directors to the Bunge Board and will benefit from their valuable expertise and perspective as we continue to transform Bunge, execute on our strategic priorities and seek ways to enhance shareholder value. We are committed to engaging with all shareholders as we continue to pursue value-enhancing opportunities for Bunge,” said Soren Schroder, CEO of Bunge.

In addition, Bunge formed a Strategic Review Committee of the Board, which will be chaired by Paul Fribourg and will include new directors Greg Heckman and Jay Winship as well as three current directors, Andrew Ferrier, Kathleen Hyle and Mark Zenuk. The Committee will conduct a comprehensive, strategic review focused on enhancing long-term shareholder value. The Committee will make recommendations to the CEO and the Board. Bunge expects to provide future updates as appropriate.

“We are highly appreciative of the collaborative approach taken by Bunge,” said Quentin Koffey, portfolio manager at D. E. Shaw. “Bunge is extremely well-positioned within the broader agribusiness and food sector. We believe that the fresh perspectives and exceptional backgrounds of these new directors – as well as the strategic review to be conducted by the newly formed committee – will help ensure the company can maximize its potential and create significant shareholder value moving forward.”

“While the industry has faced some challenges over the last few years, we believe that
Bunge, with its unparalleled asset base, has all the elements to further strengthen its position as a world class leader in the global agribusiness industry,” said Paul Fribourg, Chairman and CEO of Continental Grain Company. “I look forward to working with Bunge’s Board and management team.”

Greg Heckman will join the Corporate Governance and Nominations Committee, Paul Fribourg will join the Finance and Risk Policy Committee and Jay Winship will join the Compensation Committee. The Board has determined that Mr. Heckman and Mr. Winship are independent directors for purposes of the NYSE corporate governance listing rules, as well as Bunge’s standards of director independence.

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In addition to these new appointments, the company added Mark Zenuk and Vinita Bali to the board over the past ten months. Mr. Zenuk has served as Managing Partner of Tillridge Global Agribusiness Partners, an agribusiness private equity firm, since 2016. Ms. Bali brings extensive global food industry experience, having served as Chief Executive Officer of Britannia Industries, a publicly listed food company in India.

About Paul J. Fribourg

Paul Fribourg has served as Chairman and Chief Executive Officer of Continental Grain Company since 1997 and is a member of its Management Committee. Paul has over 40 years of experience owning and operating businesses in the food, agribusiness, and commodities industries. Mr. Fribourg received his Bachelor of Arts degree in Economics from Amherst College and completed the Advanced Management Program at Harvard Business School.

About Gregory Heckman

Greg Heckman is Founding Partner of Flatwater Partners and has over 30 years of experience in the agriculture, energy and food processing industries. Most recently, Greg was CEO of The Gavilon Group. During his time at Gavilon, Greg led the company through a period of considerable growth in both the agriculture and energy industries prior to the eventual sale of the agriculture business to Marubeni Corporation and the energy business to NGL Energy Partners. Prior to Gavilon, Greg was Chief Operating Officer of ConAgra Foods Commercial Products and President and COO of ConAgra Trade Group. Greg holds a Bachelor of Science in agriculture economics and marketing from the University of Illinois at Urbana-Champaign.

About Jay Winship

Jay Winship is currently President of Pacific Point Capital. Prior to Pacific Point Capital, Jay was a Principal, Senior Managing Director, and Member of the Investment Committee at Relational Investors. He has over 20 years of experience as an institutional investor helping to unlock substantial value at a wide range of public companies. Jay is a Magna Cum Laude graduate from the University of Arizona and holds a Master in Business Administration from the University of California, Los Angeles. Jay is a Certified Public Accountant and holds the professional designation of Chartered Financial Analyst.

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 32,000 employees. Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed; produces edible oil products for consumers and commercial customers in the food processing, industrial and artisanal bakery, confectionery, human nutrition and food service categories; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America. Founded in 1818, the company is headquartered in White Plains, New York.

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About the D. E. Shaw group

The D. E. Shaw group is a global investment and technology development firm with more than $53 billion in investment capital as of October 1, 2018, and offices in North America, Europe, and Asia. Since its founding in 1988, the firm has earned an international reputation for successful investing based on innovation, careful risk management, and the quality and depth of our staff. The D.E. Shaw Group has a significant presence in the world’s capital markets, investing in a wide range of companies and financial instruments in both developed and developing economies.

About Continental Grain Company

Established in 1813, privately held Continental Grain is one of the oldest food and agribusiness companies in the world. Continental Grain operates as a global investor, owner and operator of companies across the food, agribusiness, and commodities spectrum.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

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